                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO.     )*
                                             ---

                                   POZEN, INC.
               ---------------------------------------------------
                                (Name of Issuer)


                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
               ---------------------------------------------------
                         (Title of Class of Securities)


                                   73941U102
                       -----------------------------------
                                 (CUSIP Number)


                                OCTOBER 11, 2000
          -------------------------------------------------------------
              (Date of Event Which Requires Filing This Statement)


        Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                              [ ]   Rule 13d-1(b)

                              [X]   Rule 13d-1(c)

                              [ ]   Rule 13d-1(d)



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CUSIP No.    73941U102
           ------------------------------

       1.     Names of Reporting Persons                   MEDGROWTH S.A.
                                         ---------------------------------------------------------------

              I.R.S. Identification Nos. of above persons (entities only):              N/A
                                                                           -----------------------------


       2.     Check the Appropriate Box if a Member of a Group (See Instructions)

              (a)    [X]

              (b)    [ ]


       3.     SEC Use Only
                           -----------------------------------------------------------------------------


       4.     Citizenship or Place of Organization                    REPUBLIC OF PANAMA
                                                    ----------------------------------------------------


       Number of Shares Beneficially          5.    Sole Voting Power                     0
       Owned by Each Reporting Person                                         --------------------------
       with:

                                              6.    Shared Voting Power               3,206,685
                                                                              --------------------------


                                              7.    Sole Dispositive Power                0
                                                                              --------------------------


                                              8.    Shared Dispositive Power          3,206,685
                                                                              --------------------------

       9.     Aggregate Amount Beneficially Owned by Each Reporting Person            3,206,685
                                                                              --------------------------


       10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares               [  ]


       11.    Percent of Class Represented by amount in Row (9)                    12.0%
                                                                ----------------------------------------


       12.    Type of Reporting Person (See Instructions)                       CO
                                                           ---------------------------------------------

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CUSIP No.    73941U102
           ------------------------------

       1.     Names of Reporting Persons                        BB MEDTECH AG
                                         ---------------------------------------------------------------

              I.R.S. Identification Nos. of above persons (entities only):              N/A
                                                                           -----------------------------


       2.     Check the Appropriate Box if a Member of a Group (See Instructions)

              (a)    [X]

              (b)    [ ]


       3.     SEC Use Only
                           -----------------------------------------------------------------------------


       4.     Citizenship or Place of Organization                      SWITZERLAND
                                                    ----------------------------------------------------


       Number of Shares Beneficially          5.    Sole Voting Power                     0
       Owned by Each Reporting Person                                         --------------------------
       with:

                                              6.    Shared Voting Power               3,206,685
                                                                              --------------------------


                                              7.    Sole Dispositive Power                0
                                                                              --------------------------


                                              8.    Shared Dispositive Power          3,206,685
                                                                              --------------------------

       9.     Aggregate Amount Beneficially Owned by Each Reporting Person            3,206,685
                                                                              --------------------------


       10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares               [  ]


       11.    Percent of Class Represented by amount in Row (9)                    12.0%
                                                                ----------------------------------------


       12.    Type of Reporting Person (See Instructions)                       CO
                                                           ---------------------------------------------

ITEM 1

         1(a)   Name of Issuer:                                    POZEN, INC.
                                   ---------------------------------------------------------------------

         1(b)   Address of Issuer's Principal Executive Offices:

                               6330 QUADRANGLE DRIVE, SUITE 240, CHAPEL HILL, NC 27514
                ----------------------------------------------------------------------------------------


ITEM 2

         2(a)   Name of Person Filing:             BB MEDTECH AG ("BB MEDTECH"), ON BEHALF OF MEDGROWTH
                                          --------------------------------------------------------------
                S.A. ("MEDGROWTH"), ITS WHOLLY-OWNED SUBSIDIARY AND RECORD OWNER OF THE SECURITIES.
                ----------------------------------------------------------------------------------------

         2(b)   Address of Principal Business Office or, if none, Residence:

                BB MEDTECH AG:    VODERGASSE 3, CH-8300 SCHAFFHAUSEN, SWITZERLAND

                MEDGROWTH S.A.:   CALLE 53, URBANIZACION OBARRIO, TORRE SWISS BANK, PISO 16
                                  PANAMA CITY, ZONA 1, REPUBLIC OF PANAMA

         2(c)   Citizenship:                               SWITZERLAND
                               -------------------------------------------------------------------------

         2(d)   Title of Class of Securities           COMMON STOCK, PAR VALUE $0.001 PER SHARE
                                                --------------------------------------------------------

         2(e)   CUSIP Number                 73941U102
                                -----------------------------------


ITEM 3

IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE
PERSON FILING IS A:

         a.   [   ] Broker or Dealer registered under Section 15 of the Act.

         b.   [   ] Bank as defined in Section 3(a)(6) of the Act.

         c.   [   ] Insurance company as defined in Section 3(a)(19) of the Act.

         d.   [   ] Investment company registered under section 8 of the Investment Company Act of 1940.

         e.   [   ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

         f.   [   ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

         g.   [   ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

         h.   [   ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12
                    U.S.C. 1813);

         i.   [   ] A church plan that is excluded from the definition of an investment company under section
                    3(c)(14) of the Investment Company Act of 1940;

         j.   [   ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP

       Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)    Amount beneficially owned:                             3,206,685
                                                     --------------------------------------------

         (b)    Percent of class:                                        12.0%
                                                     --------------------------------------------

         (c)    Number of shares as to which the person has:

                (i)   Sole power to vote or to direct the vote                                       0
                                                                                        ---------------------------

                (ii)  Shared power to vote or to direct the vote                                 3,206,685
                                                                                        ---------------------------

                (iii) Sole power to dispose or to direct the disposition of                          0
                                                                                        ---------------------------

                (iv)  Shared power to dispose or to direct the disposition of                    3,206,685
                                                                                        ---------------------------


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]



ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.



                                                             N/A
         ----------------------------------------------------------------------------------------------------------


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
     SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.



         THIS STATEMENT IS FILED JOINTLY BY BB MEDTECH AND MEDGROWTH. MEDGROWTH IS A
         WHOLLY OWNED SUBSIDIARY OF BB MEDTECH.



ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP



                                                             N/A
         ----------------------------------------------------------------------------------------------------------



ITEM 9.  NOTICE OF DISSOLUTION OF GROUP



                                                             N/A
         ----------------------------------------------------------------------------------------------------------

ITEM 10.  CERTIFICATION

       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



SIGNATURES

       After reasonable inquiry and the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                       BB MEDTECH AG


Date:    NOVEMBER 13, 2000                        By:  /s/ CYRILL ZIMMERMANN     /s/  RUBINO DI GIROLAMO
         -------------------------------               ------------------------------------------------------------
                                                                            Signatory Authority

                                                Name:      CYRILL ZIMMERMANN          RUBINO DI GIROLAMO
                                                       ------------------------------------------------------------

                                               Title:
                                                       ------------------------------------------------------------


                                                       MEDGROWTH S.A.



Date:    NOVEMBER 13, 2000                        By:  /s/ CYRILL ZIMMERMANN     /s/  RUBINO DI GIROLAMO
         -------------------------------               ------------------------------------------------------------
                                                                            Signatory Authority

                                                Name:      CYRILL ZIMMERMANN          RUBINO DI GIROLAMO
                                                       ------------------------------------------------------------

                                               Title:
                                                       ------------------------------------------------------------


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


                                    EXHIBIT A


                             JOINT FILING STATEMENT

       Pursuant to Rule 13d-1(f)(1), we, the undersigned, hereby express our agreement that the attached Schedule 13G (including all amendments thereto) is filed on behalf of each of the undersigned.



                                                       BB MEDTECH AG

Date:    NOVEMBER 13, 2000                        By:  /s/ CYRILL ZIMMERMANN     /s/  RUBINO DI GIROLAMO
         -------------------------------               ------------------------------------------------------------
                                                                            Signatory Authority

                                                Name:      CYRILL ZIMMERMANN          RUBINO DI GIROLAMO
                                                       ------------------------------------------------------------

                                               Title:
                                                       ------------------------------------------------------------


                                                       MEDGROWTH S.A.



Date:    NOVEMBER 13, 2000                        By:  /s/ CYRILL ZIMMERMANN     /s/  RUBINO DI GIROLAMO
         -------------------------------               ------------------------------------------------------------
                                                                            Signatory Authority

                                                Name:      CYRILL ZIMMERMANN          RUBINO DI GIROLAMO
                                                       ------------------------------------------------------------

                                               Title:
                                                       ------------------------------------------------------------